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Exhibit 5.1

ALLIANT TECHSYSTEMS INC.
5050 Lincoln Drive
Edina, MN 55436-1097

January 6, 2003

Board of Directors
Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, MN 55436

Ladies and Gentlemen:

        A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to $5,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of Alliant Techsystems Inc. (the "Company") under the Company's Nonqualified Deferred Compensation Plan (the "Plan").

        As Vice President and General Counsel of the Company, I, or other attorneys reporting to me, have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In such capacity, I, or other attorneys reporting to me, have examined such documents and have reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

        Based upon the foregoing, and to the best of my knowledge and belief, it is my opinion that the Deferred Compensation Obligations have been duly authorized and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited in bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors' remedies or by general principles of equity.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.

Very truly yours,

/s/ ANN D. DAVIDSON

Ann D. Davidson
Vice President and General Counsel

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  Exhibit 5.1